                          THE STRIDE RITE CORPORATION
                          ---------------------------
                EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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
                     (In Thousands Except Per Share Data)
                               Three Months Ended              Nine Months Ended
                          Sept. 2, 1994  Aug. 27, 1993   Sept. 2, 1994  Aug. 27, 1993
                          -------------  -------------   -------------  -------------
Net income applicable
  to common shares           $ 8,506       $18,370          $21,035       $50,873
                               =====        ======           ======        ======
Calculation of Shares:

  Weighted average num-
    ber of common
    shares outstanding        49,542        50,593           49,909        50,769


  Common shares attri-
    butable to assumed
    exercise of dilu-
    tive stock options
    and stock purchase
    rights using the
    treasury stock
    method                       141           161              114           202
                             -------       -------          -------       -------
  Average common shares
    and common equiva-
    lents outstanding
    during the
    period                    49,683        50,754           50,023        50,971
                             =======       =======          =======       =======
Net income per common
  share                         $.17          $.36             $.42         $1.00
                                ====          ====             ====         =====
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